United States securities and exchange commission logo





                     November 10, 2022

       Stephen Nolan
       Chief Financial Officer and Treasurer
       Albany International Corp.
       216 Airport Drive
       Rochester, New Hampshire 03867

                                                        Re: Albany
International Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-10026

       Dear Stephen Nolan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing